Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak, NOVT Corporation President and Chief Executive Officer (770) 717-0904

Mike Sitrick MikeSitrick@sitrick.com

NOVT CORPORATION AND STEEL PARTNERS END PROXY CONTEST

SPECIAL MEETING WILL NOT BE HELD

NORCROSS, GA.—(BUSINESS WIRE)—March 17, 2006 – NOVT Corporation (formerly Novoste Corporation) (NASDAQ: NOVT) and Steel Partners II, L.P. and certain affiliated or related entities and persons announced today that they have reached an agreement to end their on-going proxy contest relating to the board of directors. As a result, the special meeting of shareholders scheduled to be held on April 13, 2006 is cancelled.

Pursuant to the agreement, the current NOVT board of directors has approved a reconstituted board of directors, which will consist of three appointees of Steel Partners, Jack L. Howard, John Quicke and Leonard Toboroff, as well as William E. Whitmer, who is currently a director of NOVT. The change in composition of the board of directors will be effective on the later of (i) the tenth calendar day after the date of filing and dissemination to NOVT’s shareholders of an Information Statement pursuant to Rule 14f-1 under the Securities Exchange Act of 1934 or such later date as may be required to comply with any SEC comments and (ii) the filing by NOVT with the SEC of NOVT’s Annual Report on Form 10-K for the twelve months ended December 31, 2005, but in no event later than April 17, 2006.

Alfred J. Novak said, “We believe the agreement is in the best interests of all of NOVT’s shareholders and are pleased to have resolved our differences with Steel Partners on these terms. This agreement, together with the successfully completed sale of our VBT business, positions the company to effect an orderly transition to a newly constituted board and management for the next phase of the company’s future.”

Warren Lichtenstein of Steel Partners said, “We are pleased that we were able to avoid further cost and disruption to the Company and that we were able to work together with the Company in this matter. We appreciate the support of our fellow stakeholders.”

Pursuant to the agreement between NOVT and Steel Partners, it was agreed, among other things, that: (i) the board size will be reduced from seven to four directors, (ii) Messrs. Toboroff and Whitmer will serve as Class I directors and, subject to the board’s fiduciary duties, stand for election to new 3-year terms at NOVT’s next annual meeting, (iii) Mr. Quicke will be appointed as a Class II director, (iv) Mr. Howard will be appointed as a Class III director, (v) NOVT will reimburse Steel Partners $232,912.75 for out-of-pocket expenses incurred in connection with their opposition to management’s dissolution proposal and the on-going proxy contest, and (vi) NOVT, Steel Partners and certain affiliated or related persons and entities and the officers and directors of NOVT have exchanged certain releases.

About NOVT Corporation

NOVT Corporation common stock is traded on the Nasdaq National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit NOVT Corporation’s website at www.novtcorporation.com.